EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-70965 on Form S-8, No. 333-58160 on Form S-8 and No. 333-56734 on Form S-8 of LNR Property Corporation of our report dated January 15, 2003, on the consolidated financial statements of LNR Property Corporation and subsidiaries and of our report dated January 15, 2003 relating to the financial statement schedules appearing in this Annual Report on Form 10-K of LNR Property Corporation for the year ended November 30, 2002.

DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

February 26, 2003